Core-Mark Announces New Supply Agreement with Walmart
South San Francisco, CA - December 15, 2016 - Core-Mark Holding Company, Inc. (Nasdaq: CORE) announced today that it has signed a three-year supply agreement (which may be extended for two one-year periods by mutual agreement of the parties) to service approximately 530 Walmart Neighborhood Markets and Supercenter stores in five western states (Arizona, California, New Mexico, Nevada and Utah). Core-Mark will be the primary distributor to these stores for candy, tobacco and certain snack foods. Candy will be the largest product category serviced under the new arrangement and is expected to increase the company’s overall sales by approximately 40%-50% for this category. The anticipated start date for service under this agreement is May 2017.
"We are very excited to be teaming up with the world’s largest retailer to supply high volume products to hundreds of their stores. This strategic partnership between our two companies will create a supply-chain with more frequent deliveries than offered to these stores today," said Thomas B. Perkins, President and Chief Executive Officer of Core-Mark.

Forward-Looking Statements

Except for historical information, the statements made in this press release are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial conditions or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.

Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual actions and results could differ materially from those set forth in the forward-looking statements. Forward-looking statements in some cases can be identified by the use of words such as "may," "will," "should," "potential," "intend," "expect," "seek," "anticipate," "estimate," "believe," "could," "would," "project," "predict," "continue," "plan," "propose" or other similar words or expressions. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to over 45,000 customer locations in the U.S. and Canada through 30 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.

Core-Mark Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com